No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE ACT TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE ACT AND RULE 17d-l UNDER THE ACT

T. ROWE PRICE OHA Select PRIVATE CREDIT FUND; OHA Senior Private Lending Fund (U) LLC; OHA Private Credit Advisors, L.P.; OHA Private Credit Advisors II, L.P.; OAK HILL ADVISORS, L.P.; Oak Hill Advisors (Europe), LLP; OHA (UK) LLP; OHA Artesian Customized Credit Fund I, L.P.; OHA Black Bear Fund, L.P.; OHA Credit Opportunities CA (C), L.P.; OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 3); OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 5); OHA CA Customized Credit Fund, L.P. - OHA Co-Invest Opportunities Fund (CA); OHA CA Customized Credit Fund, L.P. -OHA Credit Solution Funds II (CA PARALLEL); OHA Credit Cadenza Fund, L.P.; OHA-CDP ESCF, L.P.; OHA BCSS SSD, L.P.; OHA MPS SSD, L.P.; OHA BCSS SSD II, L.P.; OHA MPS SSD II, L.P.; OHA Credit Origination Vehicle I, L.P.; OHA Credit Solutions Fund ICAV; OHA Credit Solutions Fund, L.P.; OHA Credit Solutions Fund (Offshore), L.P.; OHA Credit Solutions II ICAV; OHA Credit Solutions Fund II, L.P.; OHA Credit Solutions Fund II (Offshore), L.P.; OHA European Strategic Credit Master Fund (Euro), L.P.; OHA KC Customized Credit Master Fund, L.P.; OHA CLO Enhanced Equity Master Fund II, L.P.; OHA CLO Enhanced Equity Master A Fund, L.P.; OHA AD Dislocation Credit Fund II, L.P.; OHA AD Customized Credit Fund (Europe), L.P.; OHA AD Customized Credit Fund (International), L.P.; OHA Real Asset Opportunities Master Fund I, L.P.; OHA SA Customized Credit Fund, L.P.; OHA Strategic Credit Master Fund II, L.P.; OHA Strategic Credit Master Fund III, L.P.; OHA Strategic Credit Fund III, L.P.; OHA Strategic Credit Mini-Master Fund III (Offshore), L.P.; OHA Structured Products Master Fund C, L.P.; OHA Structured Products Master Fund D, L.P.; OHA Structured Products Fund E, L.P.; OHA Structured Products Master Fund II, L.P.; OHA Tactical Investment Master Fund, L.P.; OHA Tactical Investment Fund, L.P.; OHA Tactical Investment Mini-Master Fund (Offshore), L.P.; OHA TKY Customized Credit Fund, L.P.; OHA TKY Customized Credit Fund II, L.P.; OHA TKY Customized Credit Fund III, L.P.; ALOHA European Credit Fund, L.P.; OHA Diversified Credit Strategies Fund (Parallel), L.P.; OHA MD Opportunistic Credit Master Fund, L.P.; OHA Enhanced Credit Strategies Master Fund, L.P.; OHA Enhanced Credit Strategies Fund, L.P.; OHA Enhanced Credit Strategies Mini-Master Fund, L.P.; OHA Diversified Credit Strategies Tractor Master Fund, L.P.; OHA LDN Customised Credit Master, L.P.; OHA Diversified Credit Strategies Master Fund (Parallel II), L.P.; OHA Centre Street Partnership, L.P.; OHA CLO Strategies Master Fund, L.P.; OHA Diversified Credit Strategies Fund Master, L.P.; OHA Diversified Credit Strategies Fund, L.P.; OHA Diversified Credit Strategies Fund Mini-Master, L.P.; OHA UK Customized RMBS Master Fund, L.P.; OHAT Credit Fund, L.P.; OHA Delaware Customized Credit Fund-F, L.P.; OHA Delaware Customized Credit Fund, L.P. ; OHA Dynamic Credit ORCA Fund, L.P.; OHA S.C.A., SICAV-SIF; OHA Finlandia Credit Fund, L.P.; OHA Custom Multi-Sector Credit Master Fund, L.P.; OHA AD Co-Investment Fund, L.P.; OHA FD Custom Credit Fund, L.P.; OHA HT Lev Loan Fund, L.P.; OHA Credit Funding 1, Ltd.; OHA Credit Funding 2, Ltd; OHA Credit Funding 3, Ltd.; OHA Credit Funding 4, Ltd.; OHA Credit Funding 5, Ltd.; OHA Credit FUNDING 6, LTD.; OHA CREDIT FUNDING 7, LTD.; OHA CREDIT FUNDING 8, LTD.; OHA CREDIT FUNDING 9, LTD.; OHA CREDIT FUNDING 10, LTD.; OHA CREDIT FUNDING 11, LTD.; OHA CREDIT FUNDING 12, LTD.; OHA CREDIT PARTNERS VII, LTD.; OHA CREDIT PARTNERS IX, LTD.; OHA CREDIT PARTNERS X-R, LTD.; OHA CREDIT PARTNERS XI, LTD.; OHA CREDIT PARTNERS XII, LTD.; OHA CREDIT PARTNERS XIII, LTD.; OHA CREDIT PARTNERS XIV, LTD.; OHA CREDIT PARTNERS XV, LTD.; OHA CREDIT PARTNERS XVI, LTD.; OHA LOAN FUNDING 2013-1, LTD.; OHA LOAN FUNDING 2013-2, LTD.; OHA LOAN FUNDING 2015-1, LTD.; OHA LOAN FUNDING 2016-1, LTD.; OAK HILL EUROPEAN CREDIT PARTNERS III DAC; OAK HILL EUROPEAN CREDIT PARTNERS IV, DAC; OAK HILL EUROPEAN CREDIT PARTNERS V, DAC; OAK HILL EUROPEAN CREDIT PARTNERS VI, DAC; OAK HILL EUROPEAN CREDIT PARTNERS VII, DAC; OAK HILL EUROPEAN CREDIT PARTNERS VIII, DAC; OHA CREDIT SOLUTIONS II MASTER FUND A SPV, L.P.; OHA CREDIT SOLUTIONS II MASTER FUND B SPV, L.P.; OHA CREDIT SOLUTIONS MASTER FUND I SPV, L.P.; OHA CREDIT SOLUTIONS MASTER FUND II SPV, L.P.; OHA MADISON LOAN FUND, L.P.; OHA FALCON FUND, L.P.; OHA KC CUSTOMIZED CREDIT MASTER FUND II, L.P.; OHA TKY CUSTOMIZED CREDIT FUND IV, L.P.; OHA HIGHLANDS, L.P.; OHA CREDIT FUNDING 13, LTD.; OHA CREDIT FUNDING 14, LTD.; OHA CREDIT FUNDING 15, LTD.

1 Vanderbilt Avenue, 16th Floor, New York, NY 10017

All Communications, Notices and Orders to:

Gregory S. Rubin, Esq.
OHA Private Credit Advisors, L.P.
1 Vanderbilt Avenue
16th Floor
New York, NY 10017
(212) 326-1500
GRubin@oakhilladvisors.com

Copies to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Telephone: (212) 698-3500
richard.horowitz@dechert.com

May 4, 2023

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I.	INTRODUCTION

A.	Requested Relief

T. Rowe Price OHA Select Private Credit Fund and its related entities, identified in section I.B. below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 (the “Act”)1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow one or more Regulated Funds (including one or more BDC Downstream Funds) and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth in this application (the “Conditions”)3.

B.	Applicants Seeking Relief:
•	T. Rowe Price OHA Select Private Credit Fund (an “Existing Regulated Fund”), an externally-managed, non-diversified, closed-end management investment company that will elect to be regulated as a BDC (defined below) under the Act;
•	OHA Senior Private Lending Fund (U) LLC (an Existing Regulated Fund and together with T. Rowe Price OHA Select Private Credit Fund, the “Existing Regulated Funds”), an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC (defined below) under the Act;
•	OHA Private Credit Advisors, L.P. (“OHA Private Credit”), a Delaware limited partnership which serves as the investment adviser to T. Rowe Price OHA Select Private Credit Fund and is a subsidiary of Oak Hill Advisors, L.P. (“OHA”);
•	OHA Private Credit Advisors II, L.P. (“OHA Private Credit II”), a Delaware limited partnership which serves as the investment adviser to OHA Senior Private Lending Fund (U) LLC and is a subsidiary of OHA;
•	OHA, a Delaware limited partnership that serves as the investment adviser to certain Existing Affiliated Funds (as defined below and identified on Schedule A hereto), each of which is a separate and distinct legal entity and each of which either would be an

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]	No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to Sections 17(d) and 57(i) of the Act, and no entity that relies on another such order of the Commission will rely on this Order.
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investment company but for Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act (the “Existing Affiliated Funds”), on behalf of itself and its successors;4

•	Oak Hill Advisors (Europe), LLP (“OHA Europe”), a United Kingdom limited liability partnership authorized and regulated by the Financial Conduct Authority, and a relying adviser to OHA, that serves as the investment adviser to certain Existing Affiliated Funds (identified on Schedule A hereto), each of which is a separate and distinct legal entity and each of which either would be an investment company but for Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act, on behalf of itself and its successors;
•	OHA (UK) LLP (“OHA UK”), a United Kingdom limited liability partnership authorized and regulated by the Financial Conduct Authority, and a relying adviser to OHA, that serves as the investment adviser to certain Existing Affiliated Funds (identified on Schedule A hereto), each of which is a separate and distinct legal entity and each of which either would be an investment company but for Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act, on behalf of itself and its successors; and
•	The Existing Affiliated Funds (together with the Existing Regulated Funds, OHA Private Credit, OHA Private Credit II, OHA, OHA Europe and OHA UK, the “Applicants”).
C.	Defined Terms

“Adviser” means OHA Private Credit, OHA Private Credit II, OHA, OHA Europe, OHA UK and any Future Adviser (defined below).

“Affiliated Fund” means (a) any Existing Affiliated Fund; (b) any OHA Proprietary Account (as defined below); and (c) any entity (i) whose investment adviser (and sub-adviser(s), if any) are Advisers, (ii) that either (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C), or 3(c)(7) of the Act or (y) relies on Rule 3a-7 under the Act and (iii) that is not a BDC Downstream Fund, and (d) that intends to participate in the Co-Investment Program.

“BDC” means a business development company under the Act.5

“BDC Downstream Fund” means, with respect to any Regulated Fund that is a BDC, an entity (i) that the BDC directly or indirectly controls, (ii) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (iii) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (iv) whose investment adviser (and sub-adviser(s), if any) are an Adviser, (v) that is not a Wholly-Owned Investment Sub and (vi) that intends to participate in the Co-Investment Program.

“Board” means (i) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of trustees (or the equivalent) of the applicable Regulated Fund and (ii) with respect to a BDC Downstream Fund, the Independent Party of the BDC Downstream Fund.

[4]	The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.
[5]	Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.
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“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Trustees (defined below). The Independent Trustees of a Regulated Fund may at any time rescind, suspend or qualify their approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Program” means the proposed co-investment program that would permit one or more Regulated Funds and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 57(a)(4) and Rule 17d–1 by (a) co-investing with each other in securities issued by issuers in private placement transactions in which an Adviser negotiates terms in addition to price;6 and (b) making Follow-On Investments (as defined below).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Trustees” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Follow-On Investment” means:(i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

[6]	The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933 (the “Securities Act”).
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“Future Adviser” means any future investment adviser that (i) is controlled by OHA, (ii) (a) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that is controlled by OHA, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser(s), if any) are an Adviser, and (c) that intends to participate in the Co-Investment Program.

“Independent Trustees” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Trustee of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (i) if the BDC Downstream Fund has a board of trustees (or the equivalent), the board or (ii) if the BDC Downstream Fund does not have a board of trustees (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act or under the Securities Exchange Act of 1934, as amended, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“OHA Proprietary Account” means any Adviser in a principal capacity, and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser that, from time to time, may hold various financial assets in a principal capacity.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or
ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Existing Regulated Funds, the Future Regulated Funds and the BDC Downstream Funds.

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“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.7

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;
ii)	it is not subject to restrictive agreements with the issuer or other security holders; and
iii)	it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is a wholly-owned subsidiary8 of a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, directly or indirectly, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this application; and (iv) (A) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C), or 3(c)(7) of the Act, or (B) that qualifies as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code (“Code”) because substantially all of its assets would consist of real properties.

II.	APPLICANTS

[7]	In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of trustees (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were trustees of the fund.
[8]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company 95% or more of the outstanding voting securities of which are owned by such person.
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A.	The Existing Regulated Funds

Each of the Existing Regulated Funds is an externally-managed, non-diversified, closed-end management investment company established in Delaware. T. Rowe Price OHA Select Private Credit Fund was initially organized as a Delaware limited liability company on December 16, 2021 and converted into a Delaware statutory trust on March 2, 2022. OHA Senior Private Lending Fund (U) LLC was organized as a Delaware limited liability company on June 27, 2022. Each of the Existing Regulated Funds has elected or will elect to be regulated as a BDC under the Act, intends to qualify and elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future.

Each Existing Regulated Fund’s Objectives and Strategies are to generate attractive risk-adjusted returns, predominately in the form of current income, with select investments capturing long-term capital appreciation, while maintaining a strong focus on downside protection. Each Existing Regulated Fund intends to achieve its investment objective by investing primarily in directly originated and customized private financing solutions (i.e., loans and debt securities that are privately originated to meet the specific financing needs of borrowers), with a strong focus on senior secured lending to larger companies.

Each Existing Regulated Fund’s business and affairs will be managed under the direction of a Board, which consists of five members, three of whom are Independent Trustees. T. Rowe Price OHA Select Private Credit Fund’s Board has delegated daily management and investment authority to OHA Private Credit pursuant to an investment advisory and management agreement. OHA Senior Private Lending Fund (U) LLC’s Board has delegated daily management and investment authority to OHA Private Credit II pursuant to an investment advisory and management agreement.

B.	Existing Affiliated Funds

The Existing Affiliated Funds are investment funds each of whose investment adviser and investment sub-adviser (if any) is an Adviser and each of which either would be an investment company but for Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act. A list of the Existing Affiliated Funds and the Adviser to each Existing Affiliated Fund is included on Schedule A hereto.

C.	OHA Private Credit, OHA Private Credit II, OHA, OHA Europe and OHA UK

OHA Private Credit is organized as a limited partnership under the laws of the state of Delaware. OHA Private Credit is registered with the Commission pursuant to Section 203 of the Advisers Act and will serve as the investment adviser to T. Rowe Price OHA Select Private Credit Fund on behalf of itself and its successors.

OHA Private Credit II is organized as a limited partnership under the laws of the state of Delaware. OHA Private Credit II is registered with the Commission pursuant to Section 203 of the Advisers Act and will serve as the investment adviser to OHA Senior Private Lending Fund (U) LLC on behalf of itself and its successors.

OHA is organized as a limited partnership under the laws of the state of Delaware. OHA is registered with the Commission pursuant to Section 203 of the Advisers Act and serves as the investment adviser to certain Existing Affiliated Funds on behalf of itself and its successors.

Each of OHA Europe and OHA UK (i) is organized as a United Kingdom limited liability partnership, (ii) is authorized and regulated by the Financial Conduct Authority, (iii) is a relying adviser

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to OHA, and (iv) serves as the investment adviser to certain Existing Affiliated Funds on behalf of itself and its successors.

D.	The OHA Proprietary Accounts

The OHA Proprietary Accounts, if any, will hold various financial assets in a principal capacity. OHA has various business lines that it may operate through wholly- or majority-owned subsidiaries. Currently, there are no subsidiaries of OHA that exist and currently intend to participate in the Co-Investment Program.

III.	ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act without an exemptive order from the Commission. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A.	Overview

Applicants include OHA Private Credit, which manages T. Rowe Price OHA Select Private Credit Fund, OHA Private Credit II, which manages OHA Senior Private Lending Fund (U) LLC, and OHA, which manages Existing Affiliated Funds, with over $50 billion in aggregate assets under management as of October 1, 2021. OHA Private Credit, OHA Private Credit II and OHA manage the assets entrusted to them by their clients in accordance with their fiduciary duty to those clients and, in the case of the BDCs, the Act.

OHA has established rigorous processes for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.	The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a)	Identification and Consideration of Investment Opportunities
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Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser become aware of investment opportunities that may be appropriate for a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds. If the requested Order is granted, the Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Advisers considering the opportunity for their clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the Adviser to such Regulated Fund receive sufficient information to allow such Adviser’s investment committee to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).9 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to the Regulated Fund or Affiliated Funds.

(b)	Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the applicable investment committee will approve an investment with the applicable investment committee of the Adviser approving the amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the applicable Adviser’s written allocation policies and procedures, by the applicable investment committee.10 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The Internal Order will be submitted for

[9]	Representatives from each Adviser to a Regulated Fund are members of each investment committee or otherwise entitled to participate in each meeting of any investment committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that an Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant investment committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the investment committee.
[10]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of each Adviser.
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approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in section III.A.1.c. below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.11 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the Advisers’ allocation review process is a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The entire allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund as it applies to such Regulated Fund.

(c)	Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the trustees of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the trustees of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the

[11]	The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Trustees with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Trustees with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.
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entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.	Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.	Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds hold Pre-Boarding Investments and have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a)	Standard Review Follow-Ons
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A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,12 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Trustees in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b)	Enhanced Review Follow-Ons

One or more Regulated Funds and/or one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.	Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over

[12]	See note 26, below.
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time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below, and governed by Condition 7.

(a)	Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;13 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Trustees.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;14 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b)	Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the

[13]	See note 24, below.
[14]	In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.
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first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.15 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

5.	Use of Wholly-Owned Investment Subs

A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B.	Applicable Law
1.	Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any trustee, director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or
•	Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly

[15]	However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Trustees must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.
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controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);16 or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds on the one hand and other Regulated Funds and Affiliated Funds on the other, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds and other Regulated Funds are included in Section 57(b).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.17

2.	Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

[16]	Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a business development company, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.
[17]	See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).
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Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.18 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”19 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”20

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief

Co-Investment Transactions are prohibited by Rule 17d-1 and either or both of Sections 17(d) and 57(a)(4) without a prior exemptive order of the Commission, to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1, Section 17(d) and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) an Adviser, that is OHA, OHA Private Credit, OHA Private Credit II, OHA Europe, OHA UK or an entity that is controlled by OHA, will be the investment adviser (and sub-adviser, if any) to each of the Regulated Funds and the Affiliated Funds; (ii) OHA Private Credit is the Adviser to, and may be deemed to control, T. Rowe Price OHA Select Private Credit Fund; (iii) OHA Private Credit II is the Adviser to, and may be deemed to control, OHA Senior Private Lending Fund (U) LLC, and an Adviser will be the investment adviser and sub-adviser to, and may be deemed to control, any Future Regulated Fund; (iv) each BDC Downstream Fund will be deemed to be controlled by its BDC parent and/or its BDC parent’s Adviser; and (v) the Advisers are under common control. Thus, each Regulated Fund and each Affiliated Fund may be deemed to be a person related to a Regulated Fund or BDC Downstream

[18]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[19]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[20]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.
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Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, because the OHA Proprietary Accounts will be controlled by an Adviser and, therefore, may be under common control with the Existing Regulated Funds, OHA, and any Future Regulated Funds, the OHA Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or 57(b) and also prohibited from participating in the Co-Investment Program.

D.	Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons, including precedents involving proprietary accounts.21 The relief requested in this Application with respect to Follow-On Investments is based on the temporary relief granted by the Commission on April 8, 2020.22

Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than

[21]	See, e.g., Stone Point Credit Corporation, et. al., (File No. 812--15168) Release No. IC-34588 (May 18, 2022) (notice), Release No. IC-34614 (June 14, 2022) (order); First Eagle Alternative Capital BDC, Inc., et al., (File No. 812-15315) Release No. IC-34583 (May 13, 2022) (notice), Release No. IC-34613 (June 9, 2022) (order); Stellus Capital Investment Corporation, et al., (File No. 812-14855) Release No. IC-34556 (April 11, 2022) (notice), Release No. IC-34579 (May 9, 2022) (order); Commonwealth Credit Partners BDC I, Inc., et al., (File No. 812-15195) Release No. IC-34325 (July 7, 2021) (notice), Release No. IC-34347 (August 2, 2021) (order); Kayne Anderson MLP/Midstream Investment Company, et al., (File No. 812-14940) Release No. IC-33742 (January 8, 2020) (notice), Release No. IC-33798 (February 4, 2020) (order); Prospect Capital Corporation, et al., (File No. 812-14977) Release No. IC-33716 (December 16, 2019) (notice), Release No. IC-33745 (January 13, 2020) (order); New Mountain Finance Corporation, et al., (File No. 812-15030) Release No. IC-33624 (September 12, 2019) (notice), Release No. IC-33656 (October 8, 2019) (order); John Hancock GA Mortgage Trust, et al. (File No. 812-14917) Release No. IC-33493 (May 28, 2019) (notice), Release No. IC- 33518 (June 25, 2019) (order); BlackRock Capital Investment Corporation, et al. (File No. 812-14955) Release No. IC-33480 (May 21, 2019) (notice), Release No. IC- 33515 (June 20, 2019) (order); Nuveen Churchill BDC LLC, et al. (File No. 812-14898) Release No. IC-33475 (May 15, 2019) (notice), Release No. IC-33503 (June 7, 2019) (order).
[22]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021).
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that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund has determined that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the

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possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.	CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.	Identification and Referral of Potential Co-Investment Transactions

(a)        The Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b)        When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.	Board Approvals of Co-Investment Transactions

(a)        If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b)        If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible

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Trustees with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Trustees with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c)        After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Trustees of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i)         the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii)         the transaction is consistent with:

(A)         the interests of the Regulated Fund’s equity holders; and

(B)         the Regulated Fund’s then-current Objectives and Strategies;

(iii)        the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A)         the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Funds and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B)         any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Trustees will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their

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portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv)        the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect23 financial benefit to the Advisers, any other Regulated Fund, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.	Right to Decline.

Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4.	General Limitation.

Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,24 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5.	Same Terms and Conditions.

A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6.	Standard Review Dispositions.

(a)        General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

[23]	For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.
[24]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
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(i)         the Adviser to such Regulated Fund or Affiliated Fund25 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii)         the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b)        Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Fund.

(c)        No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i)         (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;26 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii)        each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d)        Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7.	Enhanced Review Dispositions.

(a)        General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)         the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii)        the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

[25]	Any OHA Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).
[26]	In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.
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(iii)        the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)        Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i)         the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii)        the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c)        Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i)         Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Fund;

(ii)         Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii)        Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)        Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial27 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v)         No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

[27]	In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.
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8.	Standard Review Follow-Ons.

(a)        General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i)         the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)        the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b)        No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i)         (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,28 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii)        it is a Non-Negotiated Follow-On Investment.

(c)        Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Trustees must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d)        Allocation. If, with respect to any such Follow-On Investment:

(i)         the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

[28]	To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.
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(ii)        the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e)        Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

9.	Enhanced Review Follow-Ons.

(a)        General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)         the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii)        the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)       the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)        Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c)         Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i)         Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii)        Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

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(iii)       Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv)       No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d)         Allocation. If, with respect to any such Follow-On Investment:

(i)         the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)        the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e)        Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10.	Board Reporting, Compliance and Annual Re-Approval

(a)         Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Trustees, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

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(b)         All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c)         Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d)         The Independent Trustees (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11.	Record Keeping.

Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12.	Trustee Independence.

No Independent Trustee (including the non-interested members of any Independent Party) of a Regulated Fund will also be a trustee, director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13.	Expenses.

The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.	Transaction Fees.[29]

Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment

[29]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
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Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.	Independence.

If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of trustees; (2) the removal of one or more trustees; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.	PROCEDURAL MATTERS
A.	Communications

Please address all communications concerning this Application and the Notice and Order to:

Gregory S. Rubin, Esq.
OHA Private Credit Advisors, L.P.
1 Vanderbilt Avenue 16th Floor
New York, NY 10017
(212) 326-1500

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Telephone: (212) 698-3500

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, trustees or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A, Exhibit B and Exhibit C.

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B.	Authorization

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 4th day of May, 2023.

T. Rowe Price OHA Select Private Credit Fund

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President

OHA Private Credit Advisors, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary
OHA Senior Private Lending Fund (U) LLC

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President

OHA Private Credit Advisors II, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary
Oak Hill Advisors, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary

Oak Hill Advisors (Europe), LLP

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Authorized Signatory
OHA (UK) LLP

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Authorized Signatory

Existing Affiliated Funds

OHA Artesian Customized Credit Fund I, L.P.
By: OHA Artesian Customized Credit Fund I GenPar, LLP, its general partner
By: OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Black Bear Fund, L.P.
By:	OHA Black Bear GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Opportunities CA (C), L.P.
By:	OHA Credit Opportunities CA (C) GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 3)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 5)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CA Customized Credit Fund, L.P. - OHA Co-Invest Opportunities Fund (CA)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA CA Customized Credit Fund, L.P. - OHA Credit Solution Funds II (CA Parallel)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Cadenza Fund, L.P.
By:	OHA Credit Cadenza GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA-CDP ESCF, L.P.
By:	OHA-CDP ESCF GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA BCSS SSD, L.P.

By:	OHA BCSS SSD GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA MPS SSD, L.P.

By:	OHA MPS SSD GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA BCSS SSD II, L.P.

By:	OHA BCSS SSD GenPar II, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA MPS SSD II, L.P.

By:	OHA MPS SSD GenPar II, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Credit Origination Vehicle I, L.P.
By:	OHA Credit Origination GenPar I, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Falcon Fund, L.P.
By:	OHA Falcon Fund GenPar, LLP, its general partner
By:	TRP/OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions ICAV, an umbrella fund with segregated liability between sub-funds
By:	Oak Hill Advisors, L.P., its portfolio manager

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Director

OHA Credit Solutions Fund, L.P.
By:	OHA Credit Solutions GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions Fund (Offshore), L.P.
By:	OHA Credit Solutions GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Credit Solutions Master Fund I SPV, L.P.
By:	OHA Credit Solutions Master Fund I SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions Master Fund II SPV, L.P.
By:	OHA Credit Solutions Master Fund II SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions II ICAV, an umbrella fund with segregated liability between sub-funds
By:	Oak Hill Advisors, L.P., its portfolio manager

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Director

OHA Credit Solutions Fund II, L.P.
By:	OHA Credit Solutions II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions Fund II (Offshore), L.P.
By:	OHA Credit Solutions II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions II Master Fund A SPV, L.P.
By:	OHA Credit Solutions II Master Fund A SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Credit Solutions II Master Fund B SPV, L.P.
By:	OHA Credit Solutions II Master Fund B SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA European Strategic Credit Master Fund (Euro), L.P.
By:	OHA European Strategic Credit GenPar, LLC, its general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA KC Customized Credit Master Fund, L.P.
By:	OHA KC Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA KC Customized Credit Master Fund II, L.P.
By:	OHA KC Customized Credit II GenPar, LLP, its general partner
By:	TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CLO Enhanced Equity Master Fund II, L.P.
By:	OHA CLO Enhanced Equity II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CLO Enhanced Equity Master A Fund, L.P.
By:	OHA CLO Enhanced Equity GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA AD Dislocation Credit Fund II, L.P.
By:	OHA AD Dislocation Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Customized Credit Fund (Europe), L.P.
By:	OHA AD Customized Credit Fund GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Customized Credit Fund (International), L.P.
By:	OHA AD Customized Credit Fund GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Real Asset Opportunities Master Fund I, L.P.
By:	OHA Real Asset Opportunities Fund I GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA SA Customized Credit Fund, L.P.
By:	OHA SA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Strategic Credit Master Fund II, L.P.
By:	OHA Strategic Credit II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Strategic Credit Master Fund III, L.P.
By:	OHA Strategic Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Strategic Credit Fund III, L.P.
By:	OHA Strategic Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Strategic Credit Mini-Master Fund III (Offshore), L.P.
By:	OHA Strategic Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Master Fund C, L.P.
By:	OHA Structured Products II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Master Fund D, L.P.
By:	OHA Structured Products D GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Fund E, L.P.
By:	OHA Structured Products E GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Master Fund II, L.P.
By:	OHA Structured Products II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Tactical Investment Master Fund, L.P.
By:	OHA Tactical Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Tactical Investment Fund, L.P.
By:	OHA Tactical Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Tactical Investment Mini-Master Fund (Offshore), L.P.
By:	OHA Tactical Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA TKY Customized Credit Fund, L.P.
By:	OHA TKY Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA TKY Customized Credit Fund II, L.P.
By:	OHA TKY Customized Credit II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA TKY Customized Credit Fund III, L.P.
By:	OHA TKY Customized Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA TKY Customized Credit Fund IV, L.P.
By:	OHA TKY Customized Credit IV GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

ALOHA European Credit Fund, L.P.
By:	OHA ALOHA European Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund (Parallel), L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA MD Opportunistic Credit Master Fund, L.P.
By:	OHA MD Opportunistic Credit GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Enhanced Credit Strategies Master Fund, L.P.
By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Enhanced Credit Strategies Fund, L.P.
By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Enhanced Credit Strategies Mini-Master Fund, L.P.
By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Tractor Master Fund, L.P.
By:	OHA Diversified Credit Strategies Tractor Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA LDN Customised Credit Master, L.P.
By:	OHA LDN Customised Credit Master GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Master Fund (Parallel II), L.P.
By:	OHA Diversified Credit Strategies Fund (Parallel II) GenPar, LLP, its General Partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Centre Street Partnership, L.P.
By:	OHA Centre Street GenPar, LLC, its general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CLO STRATEGIES MASTER FUND, L.P.
By:	OHA CLO Strategies Fund GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Diversified Credit Strategies Fund Master, L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund, L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund Mini-Master, L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA UK Customized RMBS Master Fund, L.P.
By:	OHA UK Customized RMBS GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHAT Credit Fund, L.P.
By:	OHAT Credit GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Delaware Customized Credit Fund-F, L.P.
By:	OHA Delaware Customized Credit Fund-F GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Delaware Customized Credit Fund, L.P.
By:	OHA Delaware Customized Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Dynamic Credit ORCA Fund, L.P.
By:	OHA Dynamic Credit ORCA GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA S.C.A., SICAV-SIF
By:	OHA Management (Luxembourg) S.à r.l., its General Partner

By:	/s/ Andrea Smekalova
Name: Andrea Smekalova
Title: Director

OHA FINLANDIA CREDIT FUND, L.P.
By:	OHA Finlandia Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Custom Multi-Sector Credit Master Fund, L.P.
By:	OHA Custom Multi-Sector Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Highlands, L.P.
By:	OHA Highlands GenPar, LLC, its general partner
By:	OHA Global GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Co-Investment Fund, L.P.
By:	OHA AD Co-Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA FD Custom Credit Fund, L.P.
By:	OHA FD Custom Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA HT Lev Loan Fund, L.P.
By:	OHA HT Lev Loan GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Funding 1, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 2, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 3, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 4, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 5, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 6, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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OHA Credit Funding 7, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 8, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 9, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 10, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 11, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 12, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 13, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 14, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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OHA Credit Funding 15, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners VII, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Credit Partners IX, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Credit Partners X-R, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XI, Ltd.

By:	/s/ Kriste Rankin
Name: Kriste Rankin
Title: Director

OHA Credit Partners XII, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XIII, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XIV, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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OHA Credit Partners XV, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XVI, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Loan Funding 2013-1, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Loan Funding 2013-2, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Loan Funding 2015-1, Ltd.

By:	/s/ Kriste Rankin
Name: Kriste Rankin
Title: Director

OHA Loan Funding 2016-1, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

Oak Hill European Credit Partners III DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners IV, DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners V, DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director
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Oak Hill European Credit Partners VI, DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners VII, DAC

By:	/s/ Brendan McCauley
Name: Brendan McCauley
Title: Director

Oak Hill European Credit Partners VIII, DAC

By:	/s/ Morgan Sheehy
Name: Morgan Sheehy
Title: Director

OHA Madison Loan Fund, L.P.

By:	OHA Madison Loan Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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Schedule A

Existing Affiliated Funds

Name of Fund	Name of Adviser	Investment Strategy
OHA Artesian Customized Credit Fund I, L.P.	Oak Hill Advisors, L.P.

Multi-Strategy Credit. This strategy seeks to maximize risk-adjusted returns and capture changing relative value through market cycles by dynamically moving capital within and among the sectors offering the most compelling risk-return profiles (including high yield bonds, leveraged loans, distressed debt, structured products and private lending).

OHA Black Bear Fund, L.P.	Oak Hill Advisors, L.P.
OHA Credit Cadenza Fund, L.P.	Oak Hill Advisors, L.P.
OHA BCSS SSD, L.P.	OHA (UK) LLP
OHA MPS SSD, L.P.	OHA (UK) LLP
OHA BCSS SSD II, L.P.	OHA (UK) LLP
OHA MPS SSD II, L.P.	OHA (UK) LLP
OHA KC Customized Credit Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA KC Customized Credit Master Fund II, L.P.	Oak Hill Advisors, L.P.
OHA AD Customized Credit Fund (Europe), L.P.	OHA (UK) LLP
OHA AD Customized Credit Fund (International), L.P.	OHA (UK) LLP
OHA SA Customized Credit Fund, L.P.	Oak Hill Advisors, L.P.
OHA Structured Products Master Fund C, L.P.	Oak Hill Advisors, L.P.
OHA Structured Products Master Fund D, L.P.	Oak Hill Advisors, L.P.
OHA Structured Products Fund E, L.P.	Oak Hill Advisors, L.P.
OHA Tactical Investment Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA Tactical Investment Fund, L.P.	Oak Hill Advisors, L.P.
OHA Tactical Investment Mini-Master Fund (Offshore), L.P.	Oak Hill Advisors, L.P.
ALOHA European Credit Fund, L.P.	OHA (UK) LLP
OHA Diversified Credit Strategies Fund (Parallel), L.P.	Oak Hill Advisors, L.P.
OHA MD Opportunistic Credit Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA Enhanced Credit Strategies Master Fund, L.P.	Oak Hill Advisors, L.P.
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OHA Enhanced Credit Strategies Fund, L.P.	Oak Hill Advisors, L.P.
OHA Enhanced Credit Strategies Mini-Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA Diversified Credit Strategies Tractor Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA LDN Customised Credit Master, L.P.	Oak Hill Advisors, L.P.
OHA Diversified Credit Strategies Master Fund (Parallel II), L.P.	Oak Hill Advisors, L.P.
OHA Centre Street Partnership, L.P.	Oak Hill Advisors, L.P.
OHA Diversified Credit Strategies Fund Master, L.P.	Oak Hill Advisors, L.P.
OHA Diversified Credit Strategies Fund, L.P.	Oak Hill Advisors, L.P.
OHA Diversified Credit Strategies Fund Mini-Master, L.P.	Oak Hill Advisors, L.P.
OHAT Credit Fund, L.P.	Oak Hill Advisors, L.P.
OHA Delaware Customized Credit Fund-F, L.P.	Oak Hill Advisors, L.P.
OHA Delaware Customized Credit Fund, L.P.	Oak Hill Advisors, L.P.
OHA Dynamic Credit ORCA Fund, L.P.	Oak Hill Advisors, L.P.
OHA Finlandia Credit Fund, L.P.	Oak Hill Advisors, L.P.
OHA Custom Multi-Sector Credit Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA Highlands, L.P.	Oak Hill Advisors, L.P.
OHA Credit Opportunities CA (C), L.P.	Oak Hill Advisors, L.P.	Co-Investment. This strategy invests in select co-investment opportunities on a case-by-case basis.
OHA CA Customized Credit Fund, L.P. - OHA Co-Invest Opportunities Fund (CA)	Oak Hill Advisors, L.P.
OHA AD Co-Investment Fund, L.P.	Oak Hill Advisors, L.P.
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OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 3)	Oak Hill Advisors, L.P.

Private Credit. This strategy seeks to generate attractive risk-adjusted returns with a focus on current income and loss avoidance from corporate private lending. This strategy invests principally in unitranche and other senior private lending opportunities.

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 5)	Oak Hill Advisors, L.P.
OHA-CDP ESCF, L.P.	OHA UK LLP
OHA European Strategic Credit Master Fund (Euro), L.P.	OHA UK LLP

Stressed / Distressed Credit. This strategy seeks to maximize risk-adjusted returns by investing primarily in companies experiencing financial or other distress or stress. Special situations, hard asset / infrastructure-related investments, structured products and other specialty finance sectors also form a component of this strategy.

OHA AD Dislocation Credit Fund II, L.P.	Oak Hill Advisors, L.P.
OHA Strategic Credit Master Fund II, L.P.	Oak Hill Advisors, L.P. & OHA (UK) LLP
OHA Strategic Credit Master Fund III, L.P.	Oak Hill Advisors, L.P.
OHA Strategic Credit Fund III, L.P.	Oak Hill Advisors, L.P.
OHA Strategic Credit Mini-Master Fund III (Offshore), L.P.	Oak Hill Advisors, L.P.
OHA FD Custom Credit Fund, L.P.	Oak Hill Advisors, L.P.
OHA Credit Origination Vehicle I, L.P.	Oak Hill Advisors, L.P.
OHA Falcon Fund, L.P.	Oak Hill Advisors, L.P.
OHA CA Customized Credit Fund, L.P. -OHA Credit Solution Funds II (CA PARALLEL)	Oak Hill Advisors, L.P.	Private Credit. This strategy seeks to generate attractive risk-adjusted returns from loan originations. This strategy invests in opportunities up and down the capital structure.
OHA Credit Solutions Fund ICAV	Oak Hill Advisors, L.P.

Private Credit. This strategy seeks to generate attractive risk-adjusted returns with a focus on current income and loss avoidance from corporate private lending. This strategy invests in opportunities up and down the capital structure.

OHA Credit Solutions Fund, L.P.	Oak Hill Advisors, L.P.
OHA Credit Solutions Fund (Offshore), L.P.	Oak Hill Advisors, L.P.
OHA Credit Solutions II ICAV	Oak Hill Advisors, L.P.
OHA Credit Solutions Fund II, L.P.	Oak Hill Advisors, L.P.
OHA Credit Solutions Fund II (Offshore), L.P.	Oak Hill Advisors, L.P.
OHA Credit Solutions II Master Fund A SPV, L.P.	Oak Hill Advisors, L.P.
OHA Credit Solutions II Master Fund B SPV, L.P.	Oak Hill Advisors, L.P.
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OHA Credit Solutions Master Fund I SPV, L.P.	Oak Hill Advisors, L.P.
OHA Credit Solutions Master Fund II SPV, L.P.	Oak Hill Advisors, L.P.
OHA CLO Enhanced Equity Master Fund II, L.P.	Oak Hill Advisors, L.P.
OHA CLO Enhanced Equity Master A Fund, L.P.	Oak Hill Advisors, L.P.	Structured Credit (OHA CLOs). This strategy seeks to maximize risk-adjusted returns by investing in the subordinated tranches and certain debt tranches of OHA-managed collateralized loan obligations.
OHA Real Asset Opportunities Master Fund I, L.P.	Oak Hill Advisors, L.P.
OHA Structured Products Master Fund II, L.P.	Oak Hill Advisors, L.P.

Real Assets and Infrastructure. This strategy seeks to generate attractive risk-adjusted returns principally from private financings to asset-intensive industries with flexibility to investment in dislocated secondary market opportunities.

OHA CLO Strategies Master Fund, L.P.	Oak Hill Advisors, L.P.	Structured Credit (CLOs). This strategy seeks to maximize risk-adjusted returns by investing in the debt and subordinated tranches of third-party managed collateralized loan obligations.
OHA TKY Customized Credit Fund, L.P.	Oak Hill Advisors, L.P.
OHA TKY Customized Credit Fund II, L.P.	Oak Hill Advisors, L.P.

Private Credit. This strategy seeks to generate attractive risk-adjusted returns with a focus on current income and loss avoidance from corporate private lending. This strategy invests principally in second lien private lending opportunities.

OHA TKY Customized Credit Fund III, L.P.	Oak Hill Advisors, L.P.
OHA TKY Customized Credit Fund IV, L.P.	Oak Hill Advisors, L.P.
OHA UK Customized RMBS Master Fund, L.P.	Oak Hill Advisors, L.P.
OHA S.C.A., SICAV-SIF	Oak Hill Advisors, L.P.	Structured Credit (RMBS). This strategy seeks to maximize risk-adjusted returns by investing in the debt and subordinated tranches of third-party managed residential mortgage-backed securities.
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OHA HT Lev Loan Fund, L.P.	Oak Hill Advisors, L.P.

Leveraged Loans and Liquid Credit. This strategy seeks to maximize risk-adjusted returns by investing primarily in leveraged loans and other below-investment grade instruments in the syndicated credit markets.

OHA Madison Loan Fund, L.P.	Oak Hill Advisors, L.P.
OHA Credit Funding 1, Ltd	Oak Hill Advisors, L.P.
OHA Credit Funding 2, Ltd	Oak Hill Advisors, L.P.
OHA Credit Funding 3, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 4, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 5, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 6, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 7, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 8, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 9, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 10, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 11, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 12, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 13, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 14, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Funding 15, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners VII, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners IX, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners X-R, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners XI, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners XII, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners XIII, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners XIV, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners XV, Ltd.	Oak Hill Advisors, L.P.
OHA Credit Partners XVI, Ltd.	Oak Hill Advisors, L.P.
OHA Loan Funding 2013-1, Ltd.	Oak Hill Advisors, L.P.
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OHA Loan Funding 2013-2, Ltd.	Oak Hill Advisors, L.P.
OHA Loan Funding 2015-1, Ltd.	Oak Hill Advisors, L.P.
OHA Loan Funding 2016-1, Ltd.	Oak Hill Advisors, L.P.
Oak Hill European Credit Partners III DAC	Oak Hill Advisors (Europe), LLP
Oak Hill European Credit Partners IV, DAC	Oak Hill Advisors (Europe), LLP
Oak Hill European Credit Partners V, DAC	Oak Hill Advisors (Europe), LLP
Oak Hill European Credit Partners VI, DAC	Oak Hill Advisors (Europe), LLP
Oak Hill European Credit Partners VII, DAC	Oak Hill Advisors (Europe), LLP
Oak Hill European Credit Partners VIII, DAC	Oak Hill Advisors (Europe), LLP
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Exhibit A

Verification

The undersigned states that he has duly executed the attached Application dated May 4, 2023 for and on behalf of the Applicants, as the case may be, that he holds the office with each such entity as indicated below, and that all actions by shareholders, officers, trustees, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

T. Rowe Price OHA Select Private Credit Fund

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President

OHA Private Credit Advisors, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary
OHA Senior Private Lending Fund (U) LLC

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President

OHA Private Credit Advisors II, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary
Oak Hill Advisors, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary

Oak Hill Advisors (Europe), LLP

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Authorized Signatory
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OHA (UK) LLP

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Authorized Signatory

Existing Affiliated Funds

OHA Artesian Customized Credit Fund I, L.P.
By:	OHA Artesian Customized Credit Fund I GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Black Bear Fund, L.P.
By:	OHA Black Bear GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Opportunities CA (C), L.P.
By:	OHA Credit Opportunities CA (C) GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 3)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 5)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA CA Customized Credit Fund, L.P. - OHA Co-Invest Opportunities Fund (CA)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CA Customized Credit Fund, L.P. - OHA Credit Solution Funds II (CA Parallel)
By:	OHA CA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Cadenza Fund, L.P.

By:	OHA Credit Cadenza GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA-CDP ESCF, L.P.
By:	OHA-CDP ESCF GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA BCSS SSD, L.P.

By:	OHA BCSS SSD GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA MPS SSD, L.P.

By:	OHA MPS SSD GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA BCSS SSD II, L.P.

By:	OHA BCSS SSD GenPar II, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA MPS SSD II, L.P.
By:	OHA MPS SSD GenPar II, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Origination Vehicle I, L.P.
By:	OHA Credit Origination GenPar I, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Falcon Fund, L.P.
By:	OHA Falcon Fund GenPar, LLP, its general partner
By:	TRP/OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions ICAV, an umbrella fund with segregated liability between sub-funds
By:	Oak Hill Advisors, L.P., its portfolio manager

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Director

OHA Credit Solutions Fund, L.P.
By:	OHA Credit Solutions GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Credit Solutions Fund (Offshore), L.P.
By:	OHA Credit Solutions GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions Master Fund I SPV, L.P.
By:	OHA Credit Solutions Master Fund I SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions Master Fund II SPV, L.P.
By:	OHA Credit Solutions Master Fund II SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions II ICAV, an umbrella fund with segregated liability between sub-funds
By:	Oak Hill Advisors, L.P., its portfolio manager

By:	/s/ Colin Blackmore
Name: Colin Blackmore
Title: Director

OHA Credit Solutions Fund II, L.P.
By:	OHA Credit Solutions II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions Fund II (Offshore), L.P.
By:	OHA Credit Solutions II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Credit Solutions II Master Fund A SPV, L.P.
By:	OHA Credit Solutions II Master Fund A SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Solutions II Master Fund B SPV, L.P.
By:	OHA Credit Solutions II Master Fund B SPV GenPar, LLC, its general partner
By:	OHA Global PE GenPar, LLC its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA European Strategic Credit Master Fund (Euro), L.P.
By:	OHA European Strategic Credit GenPar, LLC, its general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA KC Customized Credit Master Fund, L.P.
By:	OHA KC Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA KC Customized Credit Master Fund II, L.P.
By:	OHA KC Customized Credit GenPar II, LLP, its general partner
By:	TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CLO Enhanced Equity Master Fund II, L.P.
By:	OHA CLO Enhanced Equity II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA CLO Enhanced Equity Master A Fund, L.P.
By:	OHA CLO Enhanced Equity GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Dislocation Credit Fund II, L.P.
By:	OHA AD Dislocation Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Customized Credit Fund (Europe), L.P.
By:	OHA AD Customized Credit Fund GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Customized Credit Fund (International), L.P.
By:	OHA AD Customized Credit Fund GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Real Asset Opportunities Master Fund I, L.P.
By:	OHA Real Asset Opportunities Fund I GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA SA Customized Credit Fund, L.P.
By:	OHA SA Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Strategic Credit Master Fund II, L.P.
By:	OHA Strategic Credit II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Strategic Credit Master Fund III, L.P.
By:	OHA Strategic Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Strategic Credit Fund III, L.P.
By:	OHA Strategic Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Strategic Credit Mini-Master Fund III (Offshore), L.P.
By:	OHA Strategic Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Master Fund C, L.P.
By:	OHA Structured Products II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Master Fund D, L.P.
By:	OHA Structured Products D GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Structured Products Fund E, L.P.
By:	OHA Structured Products E GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Structured Products Master Fund II, L.P.
By:	OHA Structured Products II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Tactical Investment Master Fund, L.P.
By:	OHA Tactical Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Tactical Investment Fund, L.P.
By:	OHA Tactical Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Tactical Investment Mini-Master Fund (Offshore), L.P.
By:	OHA Tactical Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA TKY Customized Credit Fund, L.P.
By:	OHA TKY Customized Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA TKY Customized Credit Fund II, L.P.
By:	OHA TKY Customized Credit II GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA TKY Customized Credit Fund III, L.P.
By:	OHA TKY Customized Credit III GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA TKY Customized Credit Fund IV, L.P.
By:	OHA TKY Customized Credit IV GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

ALOHA European Credit Fund, L.P.
By:	OHA ALOHA European Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund (Parallel), L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA MD Opportunistic Credit Master Fund, L.P.
By:	OHA MD Opportunistic Credit GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Enhanced Credit Strategies Master Fund, L.P.
By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Enhanced Credit Strategies Fund, L.P.
By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Enhanced Credit Strategies Mini-Master Fund, L.P.
By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Tractor Master Fund, L.P.
By:	OHA Diversified Credit Strategies Tractor Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA LDN Customised Credit Master, L.P.
By:	OHA LDN Customised Credit Master GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Master Fund (Parallel II), L.P.
By:	OHA Diversified Credit Strategies Fund (Parallel II) GenPar, LLP, its General Partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Centre Street Partnership, L.P.
By:	OHA Centre Street GenPar, LLC, its general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA CLO STRATEGIES MASTER FUND, L.P.
By:	OHA CLO Strategies Fund GenPar, LLP. its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund Master, L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund, L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Diversified Credit Strategies Fund Mini-Master, L.P.
By:	OHA Diversified Credit Strategies GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA UK Customized RMBS Master Fund, L.P.
By:	OHA UK Customized RMBS GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHAT Credit Fund, L.P.
By:	OHAT Credit GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Delaware Customized Credit Fund-F, L.P.
By:	OHA Delaware Customized Credit Fund-F GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Delaware Customized Credit Fund, L.P.
By:	OHA Delaware Customized Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Dynamic Credit ORCA Fund, L.P.
By:	OHA Dynamic Credit ORCA GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA S.C.A., SICAV-SIF
By:	OHA Management (Luxembourg) S.à r.l., its General Partner

By:	/s/ Andrea Smekalova
Name: Andrea Smekalova
Title: Director

OHA FINLANDIA CREDIT FUND, L.P.
By:	OHA Finlandia Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Custom Multi-Sector Credit Master Fund, L.P.
By:	OHA Custom Multi-Sector Credit Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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OHA Highlands, L.P.

By:	OHA Highlands GenPar, LLC, its general partner
By:	OHA Global GenPar, LLC, its managing member

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA AD Co-Investment Fund, L.P.
By:	OHA AD Co-Investment GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA FD Custom Credit Fund, L.P.
By:	OHA FD Custom Credit GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA HT Lev Loan Fund, L.P.
By:	OHA HT Lev Loan GenPar, LLP, its general partner
By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

OHA Credit Funding 1, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 2, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 3, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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OHA Credit Funding 4, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 5, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 6, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 7, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 8, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 9, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 10, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 11, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 12, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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OHA Credit Funding 13, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 14, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Funding 15, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners VII, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Credit Partners IX, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Credit Partners X-R, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XI, Ltd.

By:	/s/ Kriste Rankin
Name: Kriste Rankin
Title: Director

OHA Credit Partners XII, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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OHA Credit Partners XIII, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XIV, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XV, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Credit Partners XVI, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director

OHA Loan Funding 2013-1, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Loan Funding 2013-2, Ltd.

By:	/s/ Yun Zheng
Name: Yun Zheng
Title: Director

OHA Loan Funding 2015-1, Ltd.

By:	/s/ Kriste Rankin
Name: Kriste Rankin
Title: Director

OHA Loan Funding 2016-1, Ltd.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah
Title: Director
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Oak Hill European Credit Partners III DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners IV, DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners V, DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners VI, DAC

By:	/s/ Jarlath Canning
Name: Jarlath Canning
Title: Director

Oak Hill European Credit Partners VII, DAC

By:	/s/ Brendan McCauley
Name: Brendan McCauley
Title: Director

Oak Hill European Credit Partners VIII, DAC

By:	/s/ Morgan Sheehy
Name: Morgan Sheehy
Title: Director

OHA Madison Loan Fund, L.P.

By:	OHA Madison Loan Fund GenPar, LLP, its general partner
By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary
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Exhibit B

Resolutions of the Board of Trustees of

T. ROWE PRICE OHA Select PRIVATE CREDIT FUND

Ratification of Filing and Approval of Co-Investment Exemptive Application

RESOLVED, that the Co-Investment Exemptive Application be and it hereby is ratified, confirmed and approved in all respects, and the filing of such Co-Investment Exemptive Application with the Securities and Exchange Commission (“SEC”) be and it hereby is ratified, confirmed and approved in all respects; and

RESOLVED, that each of the officers of T. Rowe Price OHA Select Private Credit Fund (the “Company”) is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and cause to be filed with the SEC, any and all amendments to such Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

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Resolutions of the Board of Managers of

OHA Senior Private Lending Fund (U) LLC

Ratification of Filing and Approval of Co-Investment Exemptive Application

RESOLVED, that the Co-Investment Exemptive Application be and it hereby is ratified, confirmed and approved in all respects, and the filing of such Co-Investment Exemptive Application with the Securities and Exchange Commission (“SEC”) be and it hereby is ratified, confirmed and approved in all respects; and

RESOLVED, that each of the officers of OHA Senior Private Lending Fund (U) LLC (the “Company”) is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and cause to be filed with the SEC, any and all amendments to such Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

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